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                                                                   Exhibit 10.60





                           THE DETROIT EDISON COMPANY
                           Restricted Stock Agreement


    WHEREAS,                         (the "Grantee") is an employe of The
Detroit Edison Company, a Michigan corporation (the "Company"); and
    WHEREAS, the execution of an agreement in the form hereof (this "Agreement") has been authorized by a resolution of the Organization and Compensation Committee (the "Committee") of the Board of Directors of the Company that was duly adopted on May 22, 1995, (the "Date of Grant");
    NOW, THEREFORE, pursuant to the Company's Long-Term Incentive Plan (the "Plan"), which was approved by the shareholders of the Company on April 24, 1995, the Company hereby grants to the Grantee ___________ shares of Restricted Stock (as defined in the Plan), effective as of the Date of Grant and subject to the terms and conditions of the Plan and the following additional terms, conditions, limitations and restrictions:


                                   ARTICLE I


                                  DEFINITIONS



    All terms used herein with initial capital letters that are defined in the Plan shall have the meanings assigned to them in the Plan, and the following additional terms, when used herein with initial capital letters, shall have the following meanings:
    1 . "Change in Control of the Company" means the occurrence of any of the following events:
             a. A change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Act of 1934, as amended (the "Exchange Act"), or any successor provisions, whether or not the Company is then subject to such reporting requirement; or
             b. Any "person" (as such term is used in sections 13(d) and 14(d) of the Exchange Act), other than the Company or an employe benefit plan maintained by the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting
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power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of the Board of Directors (the "Base Capital Stock"); provided, however, that any change in the relative beneficial ownership of securities of any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company; or
             c. A change in the composition of the Company's Board of Directors, as a result of which fewer than two-thirds of the incumbent directors are directors who either
                     (1) had been directors of the Company 24 months prior to such change,or
                     (2) were elected, or nominated for election, to the Company's Board of Directors with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or

             d.      there shall be consummated
                     (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or
                     (2) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or
                     (3) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company.
Notwithstanding the foregoing provisions of this Section, a "Change of Control" shall not be deemed to have occurred by reason of the corporate reorganization (the "Reorganization") of the Company implemented pursuant to the resolution adopted by the Board of Directors of the Company on December 5, 1994 (as such resolution may be amended or supplemented from time to time), whereby it is proposed that a corporation will become the parent holding company of the Company.


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    2.  "Comparison Companies" means the companies set forth in Attachment A.
    3. "Customer Satisfaction Factor" or "CS Factor" means a percentage rounded to the nearest half percentage, determined in accordance with the table below based upon the CS Level for the last year of a Vesting Cycle; provided, however, that the CS Factor for a particular vesting Cycle shall be zero unless the CS Level is in the top 40th percentile of comparison companies.


              CS Level                                      CS Factor
              --------                                      ---------
95% satisfied or better                                        100%
89% satisfied to 94.5% satisfied                            50%-96%
86% satisfied or better, but less than                          25%
89% satisfied
Less than 86% satisfied                                          0%



The CS Factor for CS Levels between 89% and 94.5% only shall be determined by mathematical interpolation.
    4. "Customer Satisfaction Level" or "CS Level" for a Vesting Cycle means the annual percentage of customers determined to be satisfied at the end of such Cycle based upon the results of surveys of electric utility customers conducted by Market Strategies Inc. or any other independent survey agency selected by the Committee.
    5. "DJEU" means the Dow Jones Electric Utility Group, as constituted at the relevant time.
    6. "Manufacturing Customer Price" or "MCP" for a Vesting Cycle means the latest available base price charged to manufacturing customers as of the end of such Vesting Cycle, as filed annually by each company in the MCP Peer Group in its FERC Form 1 Report.
    7. "Manufacturing Customer Price Factor" or "MCP Factor" means a percentage determined in accordance with the table below based upon the percentile in which the Company's MCP for the Vesting Cycle ranks in comparison to the MCP's of the other companies in the MCP Peer Group for such period, treating the lowest MCP as representing the highest percentile:



              MCP Percentile                                  MU Factor
              --------------                                  ---------
50th percentile or above                                         100%
26th percentile or above, but below the 50th               25%-less than 100%
percentile
Below the 26th percentile                                         0%

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The MCP Factor for percentiles between the 26th and 50th percentiles only shall be determined by mathematical interpolation.
    8.  "MCP Peer Group" means the companies set forth in Attachment B.
    9. "Performance Measures" means the Total Shareholder Return Factor, the Customer Satisfaction Factor and the Manufacturing Customer Price Factor.
    10. "Restriction Period" means the period commencing June 1, 1995, and ending on December 31, 1998, with vesting cycles ending on December 31, 1996, December 31, 1997, and December 31, 1998.
    11. "Total Shareholder Return" or "TSR" means the percentage change in the cumulative total shareholder return on the common stock of the Company or other member of the DJEU during a Vesting Cycle, as measured by dividing (i) the sum of: (A) the cumulative amount of dividends paid during such Vesting Cycle, assuming dividend reinvestment, and (B) the difference between the closing prices of such stock on the last trading day before the beginning and the last trading day before the end of such Vesting Cycle; by (ii) the closing price of such common stock on the last trading day before the beginning of such Vesting Cycle.
    12. "Total Shareholder Return Factor" or "TSR Factor" means a percentage determined in accordance with the table below based upon the percentile in which the Company's TSR for a Vesting Cycle ranks in comparison to the TSR's of the other companies in the DJEU for the same period; provided, however, that the TSR Factor for a particular Vesting Cycle shall be zero if the Company's
TSR for such period is a negative number:



          TSR Percentile                                      TSR Factor
          --------------                                      ----------
90th percentile or above                                           100%
50th percentile or above, but below the                         50%-75%
90th percentile
25th percentile or above, but below the                             25%
50th percentile
Below the 25th percentile                                            0%



The TSR Factor for percentiles between the 50th and 90th percentiles only shall be determined by mathematical interpolation.
    13. "Vesting Cycle" means each of the following three periods during the Restriction Period: the period commencing March 31, 1995 and ending December 31, 1996, the period



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commencing March 31, 1995 and ending December 31, 1997, and the period commencing March 31, 1995 and ending December 31, 1998.
    14. "Vesting Percentage" means, with respect to any Vesting Cycle 60% of the TSR Factor for such Vesting Cycle plus 20% of the CS Factor for such Vesting Cycle plus 20% of the MCP Factor for such Vesting Cycle.



                                   ARTICLE II

                       CERTAIN TERMS OF RESTRICTED STOCK


      1 .    Issuance of Restricted Stock.  The shares of Restricted Stock covered by this Agreement shall be shares of Common Stock purchased by the Company in the open market for the Grantee. Such shares shall be represented by a certificate or certificates registered in the Grantee's name, which shall be endorsed with an appropriate legend referring to the restrictions hereinafter set forth.

      2. Restrictions on Transfer of Shares. The shares of Common Stock subject to this grant of Restricted Stock may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee except to the Company until the shares of Restricted Stock have become nonforfeitable as provided in Section 3 hereof; provided, however, that the Grantee's rights with respect to such shares of Common Stock may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 2 of this Article II shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such shares of Common Stock. The Company in its sole discretion, when and as permitted by the Plan, may waive the restrictions on transferability with respect to all or a portion of the shares of Common Stock subject to this grant of shares of Restricted Stock.

      3.     Vesting of Restricted Stock.
             a) So long as the Grantee shall have remained in the continuous employ of the Company or a Subsidiary during a Vesting Cycle, one-third of the shares of Restricted Stock granted by this Agreement shall be eligible to become nonforfeitable on the last day of such Vesting Cycle. The number of shares of Restricted Stock that become nonforfeitable at the end of each Vesting Cycle shall be determined by multiplying the Vesting Percentage for such Vesting Cycle, as determined by the Committee, times one-third of the total number of shares of Restricted Stock granted hereunder. The Vesting Percentage for each Vesting Cycle shall be


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determined by the Committee not later than the end of the month of March following the end of each such Vesting Cycle.
             b) Notwithstanding the provisions of Section 3(a) hereof, the Restricted Stock shall become immediately and fully vested upon any "change in control of the company" that shall occur while the Grantee is an employee of the Company or a subsidiary.

    4.  Forfeiture of Shares. To the extent that any shares of Restricted
Stock covered by this Agreement and eligible to become nonforfeitable at the end of a Vesting Cycle fail to become nonforfeitable, they shall be forfeited immediately. Moreover, unless otherwise determined by the Committee, all of the shares of Restricted Stock covered by this Agreement shall be forfeited if the Grantee ceases to be employed by the Company or a Subsidiary for any reason at any time prior to such shares becoming nonforfeitable. In the event of a forfeiture, the certificate(s) representing the shares of Restricted Stock covered by this Agreement shall be cancelled and such shares shall be retired by the Company if then required by applicable law, and otherwise shall be added to the Company's treasury.

    5. Adjustments. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or a Subsidiary, or the manner in which it conducts its business, or other events or circumstances render the Performance Measures unsuitable, the Committee may modify such Performance Measures, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no modification of the Performance Measures shall be permitted in respect of any shares of Restricted Stock granted to an employee who is, or is determined by the Committee to be likely to become, a "covered employee" within the meaning of Section 162(m) of the Code (or any successor provision), if the effect of such modification would be to increase any Vesting Percentage.

    6. Dividend, Voting and Other Rights. Except as otherwise provided herein, from and after the Date of Grant, the Grantee shall have all of the rights of a shareholder with respect to the shares of Restricted Stock covered by this Agreement, including the right to vote such shares of Restricted Stock and receive any dividends that may be paid thereon; provided, however, that any additional shares of Common Stock or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same restrictions as the shares of Restricted Stock covered by this Agreement.

    7. Retention of Stock Certificate(s) by the Company. The certificate(s) representing the Restricted Stock covered by this Agreement shall be held in custody by the Company,

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together with a stock power endorsed in blank by the Grantee with respect thereto, until those shares have become nonforfeitable in accordance with
Section 3 of this Article II.


                                  ARTICLE III

                               GENERAL PROVISIONS



    1. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable law; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any federal or state securities laws or any other regulatory requirement.
    2. Withholding Taxes. If the Company or any Subsidiary shall be required to withhold any federal, state, local or foreign tax in connection with any issuance or vesting of shares of Common Stock or other securities pursuant to this Agreement, the Grantee shall remit such tax to the Company or Subsidiary for deposit with the applicable taxing authority under the applicable tax withholding rules or make provisions that are satisfactory to the Company or such Subsidiary for the payment thereof. The Grantee may elect to satisfy all or any part of any such withholding obligation by surrendering to the Company or such Subsidiary a portion of the shares of Common Stock that are issued or transferred or that become nontransferable by the Grantee hereunder, and the shares of Common Stock so surrendered by the Grantee shall be credited against any such withholding obligation at the Fair Market Value per share of the Common Stock on the date of such surrender; provided, however, if the Grantee is subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), such election (if then required by Rule 16b-3 under the Exchange Act) shall be subject to approval by the Committee.
    3. Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employe of the Company or a Subsidiary, by reason of the transfer of his employment among the Company and its Subsidiaries or, if so determined by the Committee, a leave of absence.
    4. Right to Terminate Employment. No provision of this Agreement shall limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of the Grantee at any time.
    5. Relation to Other Benefits. Awards under the Plan are not considered compensation for purposes of the Company's qualified and non-qualified savings plans, the


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Company's qualified and non-qualified retirement plans, insurance or any other
Company-sponsored qualified or non-qualified employe benefit programs.
    6. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee's consent.
    7.  Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
    8.  Governing Law.  This agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Michigan.
    This Agreement is executed by the Company as of the            day of
                 1995.



                                    THE DETROIT EDISON COMPANY



                                    By
                                    Name, John E. Lobbia
                                    Title:  Chairman and Chief Executive Officer



    The undersigned hereby acknowledges receipt of an executed original of this Restricted Stock Agreement and accepts the award of Restricted Stock granted thereunder on the terms and conditions set forth herein and in the Long-Term Incentive Plan.



Date:
                                                       Grantee



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                                                                    ATTACHMENT A


                              Comparison Companies


 Alabama Power                           Massachusetts Electric
 Appalachian Power                       Michigan Consolidated Gas Company
 Arizona Public Service Company          Midwest Resources
 Arkansas Power & Light                  Minnegasco
 Atlantic City Electric                  Mississippi Power & Light
 Baltimore Gas & Electric                National Fuel Gas
 Boston Edison                           New Orleans Public Service
 Brooklyn Union Gas                      New York State Electric & Gas
 Carolina Power & Light                  Niagara Mohawk Power Corporation
 Central Hudson Gas & Electric           Northern Indiana Public Service Co
 Central Maine Power                     Northern States Power
 Central Power & Light                   Ohio Edison
 Central Vermont Public Service          Ohio Power
 Cincinnati Gas & Electric               Orange & Rockland
 Citizens Gas and Coke                   Orlando Utilities
 Cleveland Electric Illuminating Co      Pacific Gas & Electric
 Coldwater Board of Public Utilities     Pacific Power & Light
 Columbus Southern Power                 Pennsylvania Electric
 Commonwealth Edison                     Pennsylvania Power & Light
 Commonwealth Gas                        Peoples Gas
 Connecticut Light & Power               PEPCO
 Consolidated Edison of New York         Philadelphia Electric
 Consumers Power                         Portland General Electric
 Dayton Power and Light                  PSI Energy
 Delmarva Power                          Public Service Company of Colorado
 Detroit Edison                          Public Service Company of New Mexico
 Duke Power                              Public Service Electric &
                                          Gas of New Jersey
 Duquesne                                Public Service of Oklahoma
 East Ohio Gas                           Rochester Gas & Electric
 Eastern Utilities                       Salt River Project
 Florida Power                           San Diego Gas & Electric
 Florida Power & Light                   Sierra Pacific Resources
 Gas Company of New Mexico               Southern California Edison
 Georgia power                           Southern California Gas Company
 Gulf Power                              Southwestern Electric Power
 Houston Industries                      Tampa Electric
 Illinois Power                          Toledo Edison
 Indiana Energy                          Union Electric
 Indiana Michigan Power                  Union Gas
 Indianapolis Power & Light              United Illuminating
 Iowa Illinois Gas & Electric            Utah Power & Light
 Jersey Central Power & Light            Virginia Power
 Kansas Power & Light                    West Penn Power
 Kentucky Power                          West Texas Utilities
 Kentucky Utilities                      Wheeling Power
 Kingsport Power                         Wisconsin Electric
 Lansing Board of Water & Light          Wisconsin Gas
 Long Island Lighting Company            Wisconsin Natural Gas
 Louisiana Power & Light                 Wisconsin Power & Light
 Louisville Gas & Electric
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                                                                    ATTACHMENT B

                                 MCP PEER GROUP



1.  Ohio Power Co.Co.
2.  Kentucky Power Co..
3.  Kentucky Utilities Co.
4.  Public Service Co of Indiana, Inc.
5.  Louisville Gas & Electric
6.  Appalachian Power Co.
7.  Indianapolis Power & Light
8.  Indiana Michigan Power Co.
9.  Duke Power Co.
10. West Penn Power Co.
11. Virginia Electric & Power
12. Illinois Power Co.
13. Cincinnati Gas & Electric
14. Northern Indiana Public Service
15. Central Illinois Public Service
16. Columbus Southern Power
17. Pennsylvania Electric Co.
18. Consumers Power Co.
19. Niagara Mohawk Power
20. Carolina Power & Light Co.
21. Potomac Electric Power
22. Detroit Edison Co.
23. Pennsylvania Power & Light
24. Duquesne Light Co.
25. Baltimore Gas & Electric
26. Ohio Edison Co.
27. Commonwealth Edison Co.
28. Cleveland Electric Illuminating Co.
29. Toledo Edison Co.
30. PECO Energy Co.